Exhibit 99.1

Schlumberger Announces Charges and Credits to be Recorded in the First Quarter 2004

NEW YORK, April 12, 2004—Schlumberger Limited (NYSE:SLB) announced today that certain charges and credits will be taken in the first quarter.

The following transactions will be recorded as discontinued operations, the sum of which will be a gain:

•	As previously announced, the sale of the SchlumbergerSema business was completed in January 2004. Schlumberger received €443 million ($550 million) in cash and 19.3 million shares of common stock of Atos Origin with a value of €1.02 billion ($1.275 billion), which represented approximately 29% of the outstanding common shares of Atos Origin. As at the end of March 2004, Schlumberger held about 14.5% of the share capital of Atos Origin. This investment is accounted for using the cost method as of February 2, 2004.

•	During the quarter, Schlumberger sold its Infodata business unit for an all-cash amount of $104 million.

•	During the quarter, Schlumberger sold its Telecom Billing Software activity for an all-cash amount of $37 million, excluding future cash payments of $10 million. Schlumberger continues to retain the Telecom Messaging Software activity which is under active exit negotiations.

The following charges will be recorded in continuing operations:

•	During the quarter, Schlumberger plc (SPLC) announced that it has accepted tenders for the outstanding £175 million SPLC 6.50% Guaranteed Bonds due 2032. In addition, Schlumberger SA (SSA) announced that it bought back €25 million of the outstanding €274 million SSA 5.25% Guaranteed Bonds due 2008 and €8 million of the outstanding €259 million SSA 5.875% Guaranteed Bonds due 2011. As a result, Schlumberger will record a pretax and after-tax charge of $77 million, which includes market and tender premiums, and transaction costs. At current rates of exchange, the repurchase of these bond will reduce interest expense by $23 million per annum.

•	Also, during the quarter Schlumberger paid off its commercial paper program in the US. As a result, the Company’s $500 million US interest-rate swaps that were designated as cash-flow hedges became ineffective. Schlumberger will record a pretax charge of $77 million ($46 million after-tax) to recognize unrealized losses previously recorded in Other Comprehensive Income.

•	On February 2, 2004, Schlumberger announced the sale of 9.6 million ordinary shares of Atos Origin SA at a price of €52.95 per share in a private placement to institutional investors. The net consideration for the sale was $625 million and Schlumberger will record a pretax and after-tax loss of $14 million on this transaction which reflects both banking fees and currency effect.

•	As previously announced, following the divestiture of SchlumbergerSema, Schlumberger is undertaking a restructuring program in order to reduce overhead. Consequently a pretax charge of $20 million ($14 million after-tax) will be taken in the quarter.

At the same time, Schlumberger reiterated its view, expressed in the report for the fourth quarter of 2003, that the recent acceleration of oil demand growth, particularly in China and the US, will sustain robust E&P activity worldwide.

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This press release contains forward looking statements, which include any statements that are not historical facts, such as our expectations regarding the effect of charges and credits, the disposition of our Telecom Messaging Software business and the sustainability of E&P activity worldwide. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy; changes in exploration and production spending; general economic and business conditions in key regions of the world; our ability to complete, and the benefits to be derived from, divestitures; and the other factors detailed in our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 50,000 people of over 140 nationalities working in 100 countries, and comprises two primary business segments. Schlumberger Oilfield Services supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with BakerHughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2003, Schlumberger operating revenue was $11.4 billion. For more information, visit www.slb.com.

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For further information, contact:

Doug Pferdehirt

Vice President of Communications and Investor Relations

Paulo Loureiro

Investor Relations Manager

Tel: +1 212 350 9432

ir-nam@slb.com